EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of BNC Bancorp and its subsidiaries (the “Company”), of our report dated February 29, 2016 relating to the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of BNC Bancorp’s internal control over financial reporting as of December 31, 2015, which appears in the Company’s annual report on Form 10-K, and of our report dated June 24, 2016 relating to the financial statements and supplemental schedule of the Bank of North Carolina Savings & Profit Sharing Plan as of and for the periods ended December 31, 2015 and 2014, which appear in the Company’s annual report on Form 11-K, each of which is filed with the U.S. Securities and Exchange Commission.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

July 29, 2016